Exhibit 10.13
ABF Freight System, Inc.
[___] Schedule — Annual Incentive Compensation Plan

[______] Schedule — ABF Annual Incentive Compensation Plan
Pursuant to the Annual Incentive Compensation Plan and the Executive Officer Annual Incentive Compensation Plan (the “Plan”), the Arkansas Best Corporation Board Compensation Committee has adopted the following Individual Award Opportunities, Performance Measures, and Participants for ABF Freight System, Inc. (the “Company”) in [___].
I. Individual Award Opportunities
The Individual Award Opportunities provided by this plan are based on (a) achieving certain levels of performance for your company’s Return on Capital Employed (“ROCE”) and (b) your Incentive Award Salary Factor. The formula below illustrates how your benefit is computed:
Your Benefit = [Performance Factor Earned x Your Incentive Award Salary Factor x Your Base Salary]
     A. Performance Factor Earned. Performance Factor Earned is shown in Table 1 of Appendix A and depends on the ROCE achieved by the Company for the year.
     B. Incentive Award Salary Factor. Incentive Award Salary Factor is a percentage of your Base Salary. The percentage varies for each level of management within the Company. The Incentive Award Salary Factors are listed in Appendix A, Table 2.
     C. Base Salary. Base Salary for participants other than Executive Officers is defined as a participant’s total base salary paid, while an eligible participant in the Plan, for the Measurement Period. Base Salary is not reduced by any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Plan, any stock option or other type of equity plan, or any other bonuses, incentive pay or special awards.
     D. Base Salary for Executive Officers. Base Salary for Executive Officers (Executive Officer for this purpose is defined an employee who, as of the last day of the applicable Plan Year, is covered by the compensation limitations of Code Section 162(m) or the regulations issued thereunder.) is defined as an Executive Officer’s total base salary paid, while an eligible participant in the Plan, for the Measurement Period, but in no event shall the Base Salary for an Executive Officer exceed the monthly base salary for the Executive Officer as most recently approved by the Compensation Committee as of the end of the day on which the Plan, for the Measurement Period, is approved, multiplied by twelve, multiplied by 133%. Base Salary is not reduced by any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Plan, any stock option or other type of equity plan, or any other bonuses, incentive pay or special awards.
Measurement Period. The Measurement Period is 1/1/[___] to 12/31/[___].
II. Performance Measure
ROCE for the Company is calculated as the following ratio:
Net Income + After-tax Effect of Interest Expense + After-tax Effect of Imputed Interest
Expense + After-tax Effect of ABC Cash Equivalents and Short-term Investment Income
Average Equity + Average Debt + Average Imputed Debt + Average Net Book Value of Assets Used by ABF Not Owned by ABF + Average Cash Equivalents and ABC Short-term Investments

ABF Freight System, Inc.
[___] Schedule — Annual Incentive Compensation Plan

“Net Income” for the ROCE calculation is net income determined in accordance with Generally Accepted Accounting Principles after taking into account the Section IV Required Adjustments, except that:
(i)	The following items will be deducted:
a.	1/10th of the 2006 after-tax settlement accounting charge will be deducted from net income.
(ii)	The following item will be added back:
a.	The after-tax annual incentive compensation earned by ABF employees under this Plan will be added back.

b.	The after-tax direct third party expenses associated with an acquisition by ABF.
(iii)	The operating results (all revenue and expenses) for any business acquired between the beginning of the Measurement Period and the end of the Measurement Period shall be excluded from the calculation of Net Income in the numerator of the ratio and any Acquisition Debt attributable to the business acquired (either directly held by the business or incurred to acquire the business) shall be excluded from the denominator in the ratio calculation.
“Interest Expense” for the ROCE calculation is (i) interest on long and short-term indebtedness and other interest bearing obligations, and (ii) net interest expense on net inter-company payables.

“Imputed Interest Expense” consists of the interest attributable to Average Imputed Debt assuming an interest rate of 7.5%

“ABC Cash Equivalents and Short-term Investment Income” is the investment income related to ABC cash equivalents and short-term investment securities for the plan year less the portion of investment income earned on the average amount authorized by the ABC Board under a share repurchase program computed using the average of the weighted average earnings rate on cash equivalents and short-term investment securities at the beginning of the year and the end of the year.

“Average Debt” is the average of the beginning of the year and end of the year current and long-term debt and includes intercompany payables. Neither the beginning of the year debt nor the end of the year debt can be less than zero.

“Average Equity” is the average of the beginning of the Measurement Period and the end of the Measurement Period stockholder’s equity.

“Average Imputed Debt” consists of the average of the beginning of the year and the end of the year present value of all payments determined using an interest rate of 7.5% on operating leases of revenue equipment with an initial term of more than two years, plus the average of the beginning of the year and the end of the year book value of real estate and structures leased from an affiliated company under an operating lease.

“Assets Used by ABF Not Owned by ABF” consists of assets owned by Arkansas Best Corporation and its subsidiaries, other than ABF, that are used by ABF in its operations. (See Table 3 of Appendix A)

“Average ABC Cash Equivalents and Short-term Investments” consists of the average of the beginning of the year and the end of the year ABC cash equivalents and short-term investments less, at each date, amounts authorized by the ABC Board under a share repurchase program.

ABF Freight System, Inc.
[___] Schedule — Annual Incentive Compensation Plan

III. Participants
Participants in the Annual Incentive Compensation Plan are the following job positions and other job positions or key employees as may be specifically approved by the Board of Directors:

ABF Freight System, Inc.	President — COO, Senior Vice President, Vice President, Regional Vice President, Regional Vice President National Sales, Vice President Sales Center, Controller, Department Directors
IV. Required Adjustments
The following adjustments shall be made:
Net Income for the Performance Measure shall be adjusted to exclude any of the following events: (i) losses due to changes in the tax law or other such laws or regulations affecting reported results, (ii) accruals for reorganization and restructuring programs, (iii) goodwill impairment charges, (iv) an extraordinary, unusual or non-recurring item as described in Accounting Principles Board Opinion (ABP”) No. 30, (v) any change in accounting principle as defined in Financial Accounting Standards No. 154, and (vi) any loss from a discontinued operation as described in Financial Accounting Standards No. 144.
V. Discretionary Adjustments
Prior to a Change In Control, the Compensation Committee may reduce any Participant’s Final Award if the Compensation Committee determines, in its sole discretion, that events have occurred or facts have become known which would make a reduction appropriate and equitable.

ABF Freight System, Inc.
[___] Schedule — Annual Incentive Compensation Plan

Appendix A
[___] Schedule
Table 1

Return on Capital Employed Earned
(“ROCE”)	Performance Factor Earned
3%	30%
4%	40%
5%	50%
6%	60%
7%	70%
8%	80%
9%	90%
10%	100%
11%	120%
12%	140%
13%	160%
14%	190%
15%	220%
Above 15%	Increase Performance Factor by 30% for each percentage point above 15% ROCE
Table 2

Incentive Award Salary Factor
Job Title	(“Salary Factor”)
President — COO	[__]	%
Senior Vice President	[__]	%
Vice President	[__]	%
Regional Vice President, Regional Vice	[__]	%
President National Sales and Vice President Sales Center, Controller
Department Director	[__]	%

ABF Freight System, Inc.
[___] Schedule — Annual Incentive Compensation Plan

Appendix A — continued
[___] ABF Schedule
Table 3
Assets Used by ABF Not Owned by ABF
As of 12/31/[______]
ABC Corporate Headquarters
ABC Land
ABC Land Improvements
Arkansas Best Airplane Leasing Fixed Assets
ABF Aviation LLC Fixed Assets
ABF Farm Fixed Assets
DTC Fixed Assets